Exhibit 99.1

Brandon Primack

Welcome first presenting company, MELA Sciences medical device company specializing in dermatology diagnostics. Presenting today is President and CEO Rose Crane.

Rose Crane - President and CEO

Good morning. I do have a slide on who the team is in MELA Sciences but what I would like to do real quickly is introduce myself, I know some of you are current investors in the company. So I am Rose Crane as he said. I have been in the healthcare industry for 32 years. About 20 years at BMS worked as the U.S. President the primary care division, went on to Johnson & Johnson to head the McNeil company which all of you would know as TYLENOL and Motrin managed the worldwide business at the Zyrtec to the OTC switch and then moved on to a Epocrates which is a healthcare technology company and took that company public. And then worked in a BC firm for a year and half. So here I am at MELA Sciences. I apologize I have been talking for 25 days straight from physician conferences all the way to the current raise.

Before I start I just like to just make a couple of comments. I believe at this point we have some great tailwinds as it relates to our financials. I think most of you know that we just completed a $12 million raise, two fabulous healthcare company’s investors Broadfin and Sabby. The other thing is if you look at the balance sheet, you will see that I have $10 million worth of PPandE in my assets. Those are machines that are completed, produced and sitting there, waiting to be sold. Okay.

The other thing that I will talk about in the presentation I just want to give you these highlights so you think about it as I run through the presentation. The other is that we are moving our business model from what has been a rental model to a sale model. What will happen to the revenue recognition on the balance sheet is basically when it was rented before; I recognized 1/24th of the actual rental because it was depreciated over two years.

Now we are moving into a lease to sale. We are doing that because the physicians want to do that. That’s what dermatologists are used to. They buy their equipment, they lease it, they depreciate it over two to three years, okay. What happens then is I recognize 95% of the revenue at the day of sales.

So you will see a change as we move forward and how the revenue is recognized. So that’s a great tailwind for us. I just need you to keep these things in mind as I go through the presentation. I am not a very good podium person; I’d like to walk.

So let’s start with just MelaFind. And many of you may know it. It is FDA approved; it has a PMA, which is fabulous. Because not many devices of this nature have a PMA. We had 10,000 lesions in the database, it was a positive clinical trial, it’s still the largest perspective trial.

I think most importantly, I need you to think of MelaFind as imaging and analysis and we have a proprietary analytical database. It means probably we had 10,000 lesions and the lesions that are checked by positions basically are checked against this database. And so we can come up with by use of an algorithm, we can come up with a score that helps the dermatologist decides if it is basically should or should not be biopsied.

Probably the most important thing is that essentially I would say and I have probably dealt with every therapeutic area. Dermatology is the last bastion for imaging. I would like you to think about their therapeutic area where they are not using some kind of imaging, these are the last, all right.

So, this is new. This is really kind of on their cutting edge for the dermatologists. And what we’re finding is the young dermatologists who love this. They love technology and they love this. So I am not going to screw this up, let me share here this is our optical scanner. So this is our optical scanner basically that you can make it shoot the light. So they can’t do much to that by commercial (inaudible).

So, basically what happens here is light out, right, light back in; it takes the image and what you see here is basically the data is sent into our database. So it’s a hardware and a software place and it comes back as a result of an algorithm. And essentially what it does is give the doctor a score, okay.

But the interesting thing about MelaFind and there is no other technology that does so this, it goes 2.5 millimeters below the skin. Melanoma, as you know travels very quickly, it mutates very quickly and actually the survival rate, it’s picked up at the top of the skin, your survival rate’s 99%. If it goes down to 4 millimeters your survival rate is 50%. So, if it is picked up with somewhere in between, your survival rate really is increments of 10%. So it’s critical that these guys really get [this early], right. And that’s what MelaFind does.

So, the global optical imaging market. It is a huge market. It’s a $2 billion market, but it’s nascent technology, right. So ultrasound you remember when they came out if you are in med-tech basically they came out it was okay and now it’s been refined to the point that there probably are so many procedures that can’t be done without ultrasound.

So U.S. is really the biggest market. (Inaudible) recording.

Unidentified Analyst

All right. Okay. I got you.

Rose Crane - President and CEO

So basically the global optical imaging market is the biggest in the U.S. there are a number of areas where optical imaging is being used, dermatology again, I would say this is probably the area where it’s really on the cutting edge for these guys, because they haven’t used any other imaging, they haven’t used ultrasound, they haven’t used MRI, so this is new for them. But it is a fast growing market and in 2018 it is expected to be worth $2 billion.

So let’s look at melanoma. Why are we focused on melanoma, because the statistics that you are looking at here, one person dies every hour, 15 people are diagnosed every hour, and 75% of deaths from skin cancer are melanoma. It is only a lethal disease.

The high-risk patients that we are now focusing on are pretty common in terms of the population of high risk continues to grow. It is anyone with a history of melanoma people that had a previous melanoma, it’s also fair skin, blue eyes but more importantly right now it is all the young girls that are in the tanning beds, that UV is basically creating a wave that age of melanoma is getting lower and lower.

So the population from melanoma continues to grow unfortunately because of what’s going on in the environment. So what is going on in terms of the challenges of detecting and diagnosing melanoma? I put the 3 audiences; we only focus on dermatology right now because our package insert through the PMA allows us to only focus on dermatologists. What you’ll see moving forward is our goal is to move into the other two audiences as well. Because these three folks work together.

The dermatologist does the lesions, basically does the biopsy, the pathologist reads it, the reconstructive surgeon does the surgery, especially that’s facial or somewhere that the patients worried about the cosmetic appearances.

So, these three physician groups, pathologist isn’t necessarily concerned as true physician, but these three groups work together. I’m going to show how we are going to involve from dermatology into the other groups.

So, if you look at the size of the current market in terms of the number of physicians, you could see we are focused on the dermatologists, we have a business both in U.S. and Germany and my head of Germany is here today. There are about 5,000 pathologists and then reconstructive surgeons about 7,500.

And so as we evolve with our product and our platform, you’ll see how we move into those markets. So, basically what’s changed and again I know some of you are current investors, you’ve been with MELA Sciences for a long time. Let me just tell you that it really is simple, what I would call change. It’s changing the strategy, so that we’re on the same page of the physicians. So, let me just explain this.

When MelaFind was launched, the way it was launched is in a consumer driven matter. Basic idea behind it was, if you have skin you are at risk for melanoma. If you are a cosmetic derm, you should bring MelaFind in, you should rent it. It will build your practice. It will bring patients into your practice. It was really built under what I would call the BOTOX cosmetic dermatology, pay out of pocket help build your practice. That’s not what MelaFind is. The approach was very direct to consumer; fair amount of money was spent on these TC. The goal was to not go after reimbursement because they wanted to continue to get out of pocket. And it essentially was a rental and a per click fee. Okay. So that was the model it was launched with. And the last, since July we flipped this model around. And this is, I would call it a big change but it’s a logical change because all of the market research pointed to the new model.

And the new model, again, focus on the high-risk patients in the medical dermatologist. These medical dermatologists and there is probably about 2,000 pure medical dermatologists, there are about 2,000 med-cos derms and the bottom group is all cos derms. These medical dermatologists see about 3,000 to 4,000 high-risk patients a year. These patients come in typically three times a year, two times a year, some are in every month, depending on how high risked they are.

So this now — MelaFind has been positioned as a medical science tool that helps these physicians to get through the process of managing high-risk patients. The goal is to make you don’t miss a melanoma but don’t biopsy benign. So if you step all the way back to physicians now, the ones that are using MelaFind, get — they basically are improving what’s their batting averages. They do about the same amount of biopsies but they miss less melanomas and they basically do less benign biopsies. If you look at the healthcare system for dermatologists, the two top areas where they make money are in ATKs freezing them off which it could eventually turn to melanoma and number two is biopsy. But many are just biopsying a lot, because they don’t — they are using their eyes and they are using their experience which is great but there is no analysis in imaging behind them to help. Okay?

So what we’ve been doing is spending time with the key opinion leaders to make sure there are 10 pigmented skin lesion institutions in the United States that lead the charge on melanoma. We are now as of July in 50% of those institutions. Okay. And that’s critical, because if we are not there, those guys are talking to the rest of the dermatologists, right? It starts from the top and flows down. It’s a pretty simple model, it’s used all the time in med-tech and pharma and we are pursuing reimbursement.

The thing I would tell you unfortunately is the government and it will take two years. Because we have to get a CPT code so the doctors can find a place to set the MelaFind charge underneath and then we need to get the insurers to cover it. We are no different than any other technology or pharmaceutical products in terms of having to follow this path. Okay? And again, we are moving from the rental that I told you about to a lease to buy. And again what that does is help both the physicians because that’s what they want and it helps the P&L because we are able to recognize the revenue. Okay?

So this is what I would call that’s now, that’s what we are working on right now with MelaFind.

This is a view of MelaFind, MELA Sciences now moving into the future. Okay? So, let’s just follow 2014 down and talk a lot about that. Right now if you use MelaFind as a dermatologist, you get a score and you get a high low rating, consider the high risk of being melanoma or low. And they get a score from MelaFind as you saw the algorithm. It picks up the score; it gives the physician a score.

As we move forward and probably in the next two to three months because I don’t particularly know the exact timeline because we’re working with the FDA, we’re moving to what’s called probability. So basically the physician will see the score and the probability of it being melanoma or not. They will no longer see high low, which has created 50% of the inks in the market. And it was a simple piece of work. Our top physician at NYU took all of our data and did a regression. And so he has basically the classifier scores and he has the probabilities; it’s simple. It was not a difficult process; it was just a pretty brilliant guy who figured that out. So like I said within the next two to three months, we’ll have a different user interface for the physician.

As we move towards and you can see there is a pretty big wide space between ‘14 to ‘16 because we have the detailed timelines to help get us there. And right now we’re in process with the study, which is called the personal baseline. Dr. Rabinovitz who’s one of the top opinion leaders in the country has the study about 40% of the way done, pretty simple. All it does is look at lesions on your skin if you happen to have 10 or 20 lesions, it does the algorithm and it sets the baseline for you. Let me make it simple. My baseline may be zero, because I am low risk. Any if you have a lot of moles, your baseline might be two because you’re higher risk but the decision to biopsy is going to be based on the baseline. Right now we’re set at zero, so everybody has the same baseline, which suggests everybody is treated the same. In the end everybody shouldn’t be treated the same. So we are going to move from population management to personal management, it’s just like you are getting a lipid baseline. It will allow the physicians to know more about the patients and do less benign biopsies. Okay?

And the other two products that we are going to move towards under a 510K are basically image guidance and margin guidance. All we are doing is taking the optical scanner that we have now, it’s not a new product, the scanner we have and using it, allowing the pathologist to use it and the surgeons to use it. And I will show you what that looks like.

And so if you just follow that guidance, you could see that allows us to go to the more audiences. And basically as we look at the business model, again, we are going to continue to push the revenue from the sales point of view, but the cost of goods of the equipment, once I sell the $10 million worth of inventory that’s there, we already have a machine but the costs of goods are 40% less.

So again, we are moving from a financial point of view and we are moving from the scientific point of view and we are moving from a product to a platform. There is a lot of details behind this. And there are clearly timelines that could be at risk. So as we complete things, I will release it to the market; none of the details will be released now. Okay? And we are pursuing reimbursement. Again, if you were to find to talk to dermatologist right now, those are the issues they are facing that’s what they want to fix in that circle. Okay?

So this is basically what the physician sees now. As I said, they see a low and they see a number when they do the lesion on the patient. So, basically the patient is sitting there and they’ll see a score and they’ll see high or low. If they see high, they assume they have melanoma. It’s probably not the best conversation for the physician to have, but it really does allow him or her to say that you are most of this lesion at risk for melanoma and has a high propensity to become melanoma, so let’s remove it. It really does help the physician not miss the melanoma.

What they are moving towards though is being able to tell the patient what the probability is. Okay? And it looks like this. And I don’t want — it looks very detailed, it’s not; it’s very simple. There is a score and there is a probability and the physician has the discussion with the patient. I do a lesion and scan on you; I get a probability that you are 2% at risk for melanoma and then the discussion ensued. If you’re high risk, the physician is most likely to take it off; if you’re not, it will allow him or her to follow it. So, if you think this through, it allows both from a healthcare point of view, the system to save money and it allows the doctor to absolutely suggest that we either take it off or we follow you, which improves again over time, his or her ability to understand what he is seeing as opposed to just looking at it with the naked eye. Okay?

Now, what you’re seeing here, basically when the physician does a biopsy, the pathologist gets the lesion, right? He or she gets a cut of the skin and all pathologists in the general community typically do three cuts. If it’s an academic institution, they do five. All that means is they are highly likely to miss the melanoma in the cut. And there is — the statistics will show that there is 30% discordance between pathologists looking at the same lesion, because they cut in different places. So if you were to allow three physicians or pathologists to look at lesions, they come up with three different answers or one of them will come up with a different answer, one out of three.

What I am showing you here is actually very simple. The red is called disorganization, that’s bad. The cells are out of control. The blue is organization, that’s good. It allows a pathologist to look at the lesion, look at the red, which is disorganization and figure out where to cut. It improves their accuracy and efficiency.

Columbia is helping us with this. The 3D software specialist there have already produced that this is in beta and physicians are testing it. This again now if you look at the timeline it will be two years out before we do the 510K because we want to make sure that data is solid when we release it. So again it allows a pathologist to figure out where to cut the lesion.

If we go to the next product; hey Diana, looks like a black screen to me. This is the product that we are looking at for a 510K for the reconstructive surgeon. And basically right now if the reconstructive surgeon has a biopsy and pathology read they have to by eye figure out where he has cut the margin. The standard is 2 millimeters around any cancer. That’s a standard, that’s what they do. This will allow them to look at the lesion from a volume and from — it basically is the 3D rendering that takes the lesion and it shows depth and structure. So that allows the physician, the reconstructive surgeon to exact their margin.

If any of you have seen anyone with a cut for melanoma, they are usually very large and it takes a lot of work to make sure there’s not scarring. This will allow them to see it through an image and be able to cut it less, as small as possible around the lesion.

So, that’s the story of where we are today, the story of where we need to go from both a product and a reimbursement point of view. And again as I said, the details are underneath them, as we make our progress we’ll release it to the market. But if you are basically to look at the merits of MelaFind, MELA Sciences, it is truly innovative technology. No one has a proprietary algorithm, no one. That’s the big difference with MelaFind. There are optical scanners out there; no one goes 2.5 millimeters below the skin many stay at the surface. And the growing base of opinion leaders is starting to drive the science of MelaFind forward.

We have protection through 2024. This is both IP and regulatory. So as a result of our recent read from the Patent Attorney’s office, we now have protection that would be considered like a pharmaceutical through 2024 that surrounds both our image and our analysis.

And so if you look at the valuation right now, one would suggest $37 million probably isn’t a great market cap for a company like this that has proprietary technology, patents through 2024 and opinion is growing, physician base is growing. So we really believe the potential for this is a long-term potential. And I am not going to say there aren’t risks, there are always risks with timelines like this, but we feel pretty strongly that the data we have and the data that’s been published supports where we need to go.

I would suggest that we have a really good management team. Most of my life I spent turning companies or products around. This is fabulous technology and it’s all fixable in terms of the business case. We do have a real, a new Board. I think if any of you’ve seen press releases, three people stepped off. A new person stepped on as the dermatology ex-CEO expert. And it really gives us the ability to restart the business with some great thinking around us. Andin the last raise, the entire management team, senior management team and Board also bought in. So we are owners of the shares of stock.

What I would like to focus on really quickly is our Scientific Advisory Board. If you see here, we have what I would say and if you looked it up and you Google it, the top people in the country and if we went over to Germany and you Google that, it’s the same there. Dr. Mihm, there are two pathologists in the United States that trained everybody; Dr. Mihm, — at Brigham and Womens and Dr. Ackermanout of Baylor, Dr. Ackerman died. His prodigy, Dr. Cockerel is one of our advisors as well he is just not on the Scientific Advisory Board. Howard Rabinovitz from Miami School of Medicine again is one of the top physicians in the country. Darrell Rigel right down here at NYU is the number one pigmented skin lesion dermatologist in the country by the rights of any dermatology they would tell you if they ever have a tough melanoma, it goes to Darrell.

So we have three things. A strong management team, we look to hire a couple of more, I look to hire a couple more senior executives. We have a Board that’s beginning to form that is truly business-oriented, clinical-oriented and will help us drive our path forward. If you look at the press release, Broadfin, our new investor also has the ability to come on the Board, so that would help. A great Board member will be chosen to compliment this group. And more than anything, the Scientific Advisory Board, I probably talk to Darrell once a day. He is in this, and really helping to focus us.

So with that, (inaudible).

Brandon Primack

We have a minute or two for Q&A, but we also have the room next door if this flows over.

Question-and-Answer Session

Unidentified Analyst

You talked about $10 million inventory of the product, are there any changes in the product in a year from now that’s going to become (inaudible).

Rose Crane - President and CEO

It’s a great question, it’s a terrific question. So the only change in a year from now is basically that the monitor in the platform will be off the shelf, they won’t be proprietary which brings the cost of goods down. It doesn’t affect the utility of it, any of the software upgrades we’ll do to the current machine and then the new machine will have the same software. But our goal is to continue to improve the machine. But our bigger goal is continuing to improve the software and we will eventually charge software as a service. So that’s a great question, I know it’s in your head.

Unidentified Analyst

Yeah, the two technologies have any application to any other, you focus on melanoma, but other tumors or anything….

Rose Crane - President and CEO

Yes, as part of the — it goes 2.5 millimeters below the skin. Right now the lesion has to be pigmented, squamous and basel which are the largest cancers are considered white cancer, but guess what our engineers, if you don’t we can just color with marker, the optical scanner can pick it up and go below the skin.

This is just entry strategy, pick a point, pick the toughest point, do it right and then move from there, our goal is to move to the white cancer.

Unidentified Analyst

That’s what I see.

Rose Crane - President and CEO

Yeah, it’s a huge market, I mean most surgeons, 98% are squamous and basel. We’ll get there, we just need to get planted first.

Unidentified Analyst

This just explains that you are bound by market… What is the greatest resistance point you have found in the market?

Rose Crane - President and CEO

Right now, no reimbursement and that it calls too much high, those are the two points. It calls too many lesions high, they can get the reading high. So when we move to the probability as opposed to high or low that will dissolve the lot of those issues. But reimbursement is the biggest issue.

Unidentified Analyst

What probabilities are in the high?

Rose Crane - President and CEO

Let me answer it differently. Our database, the 10,000 lesions, if you look at the database, 7% of melanoma, a population at large is 0.05%. So it is few to do the trial we had before melanoma. So it is set to detect more melanomas, set to detect to not miss a melanoma.

Unidentified Analyst

But if you correlate that to your statistical, what’s the standard deviation?

Rose Crane - President and CEO

Well, so the standard deviation, I don’t know the actual number on that, but I know it was set higher so that they were comfortable that at the top level they cut a melanoma. I’ll find out.

Unidentified Analyst

If there are any other questions, we have the room next floor is available, you’re going to get….

Rose Crane - President and CEO

Okay. Thank you.